Exhibit 2(c)

                  SPORTSCHANNEL CONTRIBUTION AGREEMENT

                  SPORTSCHANNEL CONTRIBUTION AGREEMENT, dated as of April 15,
            1997, among Rainbow Media Holdings, Inc., a Delaware corporation ("Rainbow"), Garden L.P. Holding Corp., a Delaware corporation and a subsidiary of Rainbow ("GHC"), Rainbow Garden Corporation, a Delaware corporation and a subsidiary of Rainbow ("RGC"), SportsChannel New York Holding Partnership, a New York general partnership and a subsidiary of Rainbow ("SCNYHP"), SportsChannel Associates Holding Corporation, a New York corporation and a subsidiary of Rainbow ("SCAHC", and together with Rainbow, GHC, RGC and SCNYHP, the "Rainbow Group"), MSG Eden Corporation, a Delaware corporation ("MSGE"), ITT MSG, Inc., a Delaware corporation ("ITT MSG"), ITT Eden Corporation, a Delaware corporation ("ITTE" and, together with ITT MSG, the "ITT Group"), and Madison Square Garden, L.P., a Delaware limited partnership ("MSG").

            WHEREAS ITTE and RGC together own all of the issued and outstanding shares of capital stock of MSGE, which is the general partner and owner of a 1% general partnership interest in MSG;

            WHEREAS ITT MSG and GHC each own a 49.5% limited partnership interest in MSG;

            WHEREAS ITT Corporation ("ITT"), ITTE, ITT MSG, Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), RGC, GHC and MSG are entering into a Partnership Interest Transfer Agreement dated the date hereof (the "Transfer Agreement"), pursuant to which, among other things, (i) ITTE has agreed to sell to RGC, or at RGC's election, to MSGE, and RGC has agreed to purchase or cause MSGE to redeem, all of ITTE's interest in MSGE; (ii) ITT MSG has agreed to sell to GHC, or at GHC's election, to MSG, and GHC has agreed to purchase or cause
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MSG to redeem, a portion of ITT MSG's interest in MSG; and (iii) the parties thereto have set forth certain rights with respect to the transfer to Cablevision, or at Cablevision's election, MSG of ITT MSG's remaining interest in MSG, in each case, upon the terms and subject to the conditions set forth in the Transfer Agreement; and

            WHEREAS MSGE, ITT MSG and GHC are entering into an amended and restated agreement of limited partnership dated the date hereof (the "Partnership Agreement"), to set forth, among other things, each partner's rights and obligations with respect to MSG and to provide for the operation of the business of MSG, in each case from and after the Initial Closing (as defined in the Transfer Agreement);

            WHEREAS the parties hereto desire to cause to be contributed as a capital contribution to MSG all the partnership interests in SportsChannel New York (as defined below);

            WHEREAS, pursuant to the Transfer Agreement, ITT MSG has the right, under certain circumstances if the Initial Closing does not occur, to cause to be contributed as a capital contribution to MSG all the partnership interests in SportsChannel New York;

            WHEREAS SCNYHP and SCAHC each own a 50% general partnership interest in SportsChannel New York, representing all the outstanding partnership interests in SportsChannel New York; and

            WHEREAS the parties hereto desire to set forth the terms of, and certain representations, warranties,
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conditions, covenants and agreements relating to, the contribution of
SportsChannel New York as a capital contribution to MSG.

            NOW, THEREFORE, in consideration of the premises and of the representations, warranties, conditions, covenants and agreements set forth herein, in the Transfer Agreement and in the Partnership Agreement, the parties hereto hereby agree as follows:

            1. Definitions. (a) Unless otherwise expressly set forth herein, capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Transfer Agreement.

            (b)  For purposes of this Agreement:

            "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

            "SportsChannel Interest" shall mean the entire interest in SportsChannel New York, including all partnership interests and any other ownership or equity interests in, and all rights to control, SportsChannel New York.

            "SportsChannel New York" shall mean SportsChannel Associates, a New York general partnership.

            "Valuation Condition" shall mean, as of the Contribution Date (as defined below),

            (i) The representations and warranties of each member of the Rainbow Group made in this Agreement shall be true and correct (without regard to any materiality qualifications contained therein), as of the date of this Agreement, and as of the Contribution Date as though made as of such time except to the extent such representations and warranties expressly
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      relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except for any instance that has not had or would not reasonably be expected to have a material adverse effect on the value of SportsChannel New York;

            (ii) Each member of the Rainbow Group shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by each of them except for any instance that has not had or would not reasonably be expected to have a material adverse effect on the value of SportsChannel New York;

            (iii) Except as to items indicated by an asterisk on the SCNY Disclosure Schedule, no change shall have taken place in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of SportsChannel New York since the date of the Reference Balance Sheet which has or would reasonably be expected to have a material adverse effect on the value of SportsChannel New York; and

            (iv) ITT MSG shall have received a certificate dated the Contribution Date of the chief financial officer of Rainbow as to the satisfaction of the conditions set forth in paragraphs (i) through (iii) of this definition.

            2. Initial Closing Contribution. (a) Upon the terms and subject to the conditions set forth in this Agreement, on the Initial Closing Date, or, subject to Section 8(b), if the conditions to the Voluntary Contribution (as defined below) set forth in Section 7 shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived (such date, the "Voluntary Contribution Date"), the Rainbow Group shall cause to be contributed as a capital contribution to MSG all of the SportsChannel Interest, such that immediately following such contribution MSG will own all of the SportsChannel Interest, and none of the Rainbow
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Group, ITTE or ITT MSG, other than through their ownership of MSGE and MSG, nor any other third party, shall own any SportsChannel Interest (the transactions contemplated by this Section 2(a) are collectively referred to as the "Voluntary Contribution").

            (b) If the Valuation Condition is satisfied as of the Voluntary Contribution Date, the SportsChannel Interest contributed to MSG pursuant to
Section 2(a) shall be deemed for purposes of the Partnership Agreement as Contributed Property (as defined in the Partnership Agreement) with a Fair Market Value (as defined in the Partnership Agreement) of $170 million.

            (c) If the Valuation Condition is not satisfied as of the Voluntary Contribution Date, the SportsChannel Interest contributed to MSG pursuant to
Section 2(a) shall be deemed for purposes of the Partnership Agreement as Contributed Property and the Fair Market Value of such Contributed Property shall be determined in accordance with the terms of the Partnership Agreement. The Rainbow Group shall not be required to cause the Voluntary Contribution to occur on any date on which the Valuation Condition is not satisfied. On the Voluntary Contribution Date, the Voluntary Contribution shall be effected by the delivery by SCNYHP and SCAHC to MSG of appropriate instruments of transfer to effect delivery to MSG of title to the SportsChannel Interest.

            3. ITT MSG Contribution Right. (a) If ITT MSG exercises its Contribution Right pursuant to Section 6.06(a) of the Transfer Agreement, then, on the terms and subject to the conditions set forth in this Agreement, on a date as soon as practicable following the satisfaction or waiver of the conditions to the Mandatory Contribution (as defined below) set forth in Section 7 (such date, the "Mandatory Contribution Date" and, together with the Voluntary Contribution Date, the "Contribution Date"),

            (i) ITT MSG shall purchase and the Rainbow Group shall cause SCAHC to sell, transfer and deliver to ITT MSG (the "Exchange") all of its 50% of the SportsChannel
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Interest (the "Transferred Interest") for a purchase price, if the Valuation
Condition is satisfied as of the Mandatory Contribution Date (as defined below), equal to $85 million or, if the Valuation Condition is not met as of the Mandatory Contribution Date, equal to one-half of the Fair Market Value of SportsChannel New York (either of such purchase prices, the "One-half SCNY Value"), so that following the Exchange, the Rainbow Group and the ITT Group each collectively own an interest equal to 50% of the SportsChannel Interest (the "Retained Interest"). The Exchange shall be accomplished by (A) the delivery by ITT MSG to SCAHC, by wire transfer to a bank account designated by SCAHC at least two business days prior to the date of the Exchange, immediately available funds in an amount equal to the One-half SCNY Value and (B) the delivery by the Rainbow Group to ITT MSG of a duly executed instrument of transfer in form and substance reasonably satisfactory to ITT MSG to effect the transfer of the Transferred Interest; and

            (ii) Immediately following the Exchange, ITT MSG shall contribute the Transferred Interest and the Rainbow Group shall cause to be contributed the Retained Interest, each as a capital contribution to MSG, such that immediately following such contribution MSG will own all of the SportsChannel Interest, and none of the Rainbow Group or the ITT Group, other than through their ownership of MSG, nor any other third party, shall own any SportsChannel Interest (the transactions contemplated by this Section 3(a) are collectively referred to as the "Mandatory Contribution"). Immediately following the Mandatory Contribution, the ITT Group and the Rainbow Group shall each collectively own an interest equal to 50% of the entire interest in MSG and SCNYHP shall be admitted as a partner to MSG.

            (b) The contributions of the Transferred Interest and the Retained Interest to MSG pursuant to Section 3(a)(ii) shall each be deemed as a capital contribution to MSG with a value equal to the One-half SCNY Value.

            4. Representations and Warranties of the Rainbow Group. Each member of the Rainbow Group hereby, jointly and
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severally, represents and warrants to each member of the ITT Group as follows:

            (a) Organization and Authority. Each of Rainbow, RGC, GHC and SCAHC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. SCNYHP is a general partnership duly organized and validly existing under the laws of the State of New York. Each member of the Rainbow Group has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each member of the Rainbow Group, the performance by each member of the Rainbow Group of its obligations hereunder and the consummation by each member of the Rainbow Group of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each member of the Rainbow Group. This Agreement has been duly executed and delivered by each member of the Rainbow Group, and this Agreement constitutes a legal, valid and binding obligation of each member of the Rainbow Group enforceable against each member of the Rainbow Group in accordance with its terms.

            (b) Organization and Qualification of SportsChannel New York. SportsChannel New York is a general partnership duly organized and validly existing under the laws of the State of New York. SportsChannel New York has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is now being conducted. SportsChannel New York is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its activities or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures which would not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition or prospects of SportsChannel New York. All partnership action taken by SportsChannel New York in connection with the transactions contemplated by this
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Agreement has been duly authorized and SportsChannel New York has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its partnership agreement, other than any conflicts, defaults or violations which would not have a material adverse effect on the assets, business, financial condition, or prospects of SportsChannel New York. Rainbow has furnished to ITT MSG a complete and correct copy of the partnership agreement of SportsChannel New York, as amended to date, and such partnership agreement is in full force and effect.

            (c) Partners of SportsChannel New York. Each of SCNYHP and SCAHC currently owns 50% of the SportsChannel Interest, and SCNYHP and SCAHC are the only partners of SportsChannel New York. Except as set forth in the SCNY Disclosure Schedule and except for this Agreement, there are no options, warrants, convertible securities or rights of conversion or other rights, agreements, arrangements or commitments relating to the partnership interests of SportsChannel New York or obligating SportsChannel New York, any member of the Rainbow Group or any Affiliate thereof, to issue or to sell any partnership or other interest in SportsChannel New York. Except as set forth in the SCNY Disclosure Schedule, each of SCNYHP and SCAHC has good and valid title, free and clear of all pledges, liens, claims, encumbrances, security interests, options, charges and any other restrictions on title, to the SportsChannel Interest. Immediately following the Contribution or the Mandatory Contribution, MSG and MSGE together will have good and valid title, free and clear of all pledges, liens, claims, encumbrances, security interests, options, charges and any other restrictions on title to the SportsChannel Interest.

            (d) Subsidiaries. SportsChannel New York has no Subsidiaries.

            (e) No Conflicts; Consents. Except as set forth in the SCNY Disclosure Schedule and except as may result solely from facts and circumstances relating to ITT and its Affiliates, the execution and delivery of this Agreement by each member of the Rainbow Group do not, and the
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consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon the SportsChannel Interest or any of the properties or assets of SportsChannel New York under, any provision of (i) the charter, by-laws, partnership agreement or comparable governing instruments of any member of the Rainbow Group or SportsChannel New York and any of their respective Subsidiaries, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract or agreement to which any member of the Rainbow Group or SportsChannel New York or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to any member of the Rainbow Group or SportsChannel New York or any of their respective Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the assets, business, financial condition or prospects of SportsChannel New York or on the ability of any member of the Rainbow Group or SportsChannel New York to consummate the transactions contemplated hereby. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any member of the Rainbow Group or SportsChannel New York in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (I) compliance with and filings, under the HSR Act, if applicable, (II) compliance with and filings, if any, under the Securities Act or the Exchange Act, (III) those that may be required as a result of any facts or circumstances relating solely to ITT or its Affiliates and (IV) any consents, approvals, licenses, permits, orders or author-
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izations, that, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition or prospects of SportsChannel New York or on the ability of any member of the Rainbow Group to consummate or cause to be consummated the transactions contemplated hereby.

            (f) Financial Statements; Undisclosed Liabilities. (i) True and complete copies of the audited balance sheet of SportsChannel New York for each of the three fiscal years ended as of December 31, 1994, 1995 and 1996 and the related audited statements of income, partners' capital and cash flows of SportsChannel New York, together with all related notes and schedules thereto, accompanied by the reports of KPMG Peat Marwick LLP (collectively referred to herein as the "Financial Statements") have been delivered by Rainbow to ITT. The Financial Statements (1) were prepared in accordance with the books of account and other financial records of SportsChannel New York, (2) present fairly the financial condition and results of operations of SportsChannel New York as of the dates thereof or for the periods covered thereby, (3) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the past practices of SportsChannel New York and (4) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of SportsChannel New York and the results of the operations of SportsChannel New York as of the dates thereof or for the periods covered thereby.

            (ii) Other than those reflected or reserved against on the balance sheet as of December 31, 1996 (the "Reference Balance Sheet"), there are no material liabilities of SportsChannel New York that are required to be disclosed on a balance sheet in accordance with GAAP except for (A) liabilities created by this Agreement or (B) liabilities incurred in the ordinary course of business, consistent with past practices, after December 31, 1996 and prior to the date hereof.
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            (g) Material Transactions. Except as set forth in the SCNY
Disclosure Schedule, since December 31, 1996, SportsChannel New York has not entered into or become bound by any:

            (i) employment agreement or employment contract that has an aggregate future liability in excess of $500,000;

            (ii) agreement, contract or other arrangement with any member of the Rainbow Group or any of their respective Affiliates (A) that was entered into or became binding on or prior to the date hereof or (B) that was entered into or became binding after the date hereof and that has not been entered on an Arm's-length Basis; or

         (iii) agreement, contract or other instrument under which SportsChannel New York has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person in any such case which, individually, is in excess of $500,000.

            (h) Litigation. Except as set forth in the SCNY Disclosure Schedule, there are no Actions against SportsChannel New York (or by or against any member of the Rainbow Group or any Affiliate thereof and relating to the business of SportsChannel New York) pending or, to the best knowledge of each member of the Rainbow Group after due inquiry, threatened, before any court or governmental agency, other than any Actions which, if determined adversely to SportsChannel New York, would not have a material adverse effect on the assets, business, financial condition or prospects of SportsChannel New York.

            (i) Compliance with Laws. SportsChannel New York has all material permits, licenses, approvals, authorizations, registrations and qualifications, and has made all material filings, with and under, or required by, all orders, rules or regulations of any court or
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governmental agency or body that are necessary to enable SportsChannel New York to carry on its business as currently conducted, and all such material permits, licenses, approvals, authorizations, registrations and qualifications are in full force and effect, and no suspension of them is, to the best knowledge of each member of the Rainbow Group, threatened. Except as set forth on the SCNY Disclosure Schedule, no consents or approvals of third parties are required to be obtained by the Rainbow Group or SportsChannel New York in order to consummate the transactions contemplated hereby except (a) where failure to obtain such consent or approval would not prevent any member of the Rainbow Group or any of their Affiliates from performing any of its material obligations under this Agreement or do not have a material adverse effect on the assets, business, financial condition or prospects of SportsChannel New York, (b) where such consent or approval has been obtained, and (c) as may be necessary as a result of any facts or circumstances relating solely to ITT or its Affiliates.

            (j) Assets. Except as disclosed in the SCNY Disclosure Schedule and except for such failures that would not have a material adverse effect on the assets, business, financial condition or prospects of SportsChannel New York, SportsChannel New York owns, leases or has the legal right to use all the properties and assets used in the conduct of its business or otherwise owned, leased or used by SportsChannel New York free and clear of any mortgage, pledge, security interest, encumbrance, lien or charge.

            Each representation and warranty of each member of the Rainbow Group is made on the assumption that there are no facts or circumstances particularly applicable to ITT or any of its Affiliates and that no action has been taken by ITT or any of its Affiliates that would make such representation or warranty untrue. Any matter set forth in the SCNY Disclosure Schedule shall be deemed to be disclosed with respect to all representations made herein. The representations and warranties set forth in this Section 4 are included only for the purpose of determining whether

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clause (i) of the definition of "Valuation Condition" has been satisfied.

            5. Representations and Warranties of the ITT Group. Each member of the ITT Group hereby, jointly and severally, represents and warrants to each member of the Rainbow Group as follows:

            (a) Organization and Authority. Each member of the ITT Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each member of the ITT Group has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each member of the ITT Group, the performance by each member of the ITT Group of its obligations hereunder and the consummation by each member of the ITT Group of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each member of the ITT Group. This Agreement has been duly executed and delivered by each member of the ITT Group, and this Agreement constitutes a legal, valid and binding obligation of each member of the ITT Group enforceable against each member of the ITT Group in accordance with its terms.

            (b) No Conflicts; Consents. The execution and delivery of this Agreement by each member of the ITT Group do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of SportsChannel New York under, any provision of (i) the charter or by-laws of any member of the ITT Group, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or

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arrangement to which any member of the ITT Group is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to any member of the ITT Group or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of any member of the ITT Group to consummate the transactions contemplated hereby. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any member of the ITT Group in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (I) compliance with and filings, under the HSR Act, if applicable, (II) compliance with and filings, if any, under the Securities Act or the Exchange Act, (III) those that may be required as a result of any facts or circumstances relating solely to any member of the Rainbow Group or any of their Affiliates and (IV) any consents, approvals, licenses, permits, orders or author izations, that, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on the ability of any member of the ITT Group to consummate the transactions contemplated hereby.

            (c) Litigation. Except as disclosed in the ITT Group Disclosure Schedule, there are no Actions against any member of the ITT Group or any of its affiliates pending or, to the best knowledge of each member of the ITT Group after due inquiry, threatened, before any court or governmental agency, other than any Actions which, if determined adversely to such member of the ITT Group, would not have a material adverse effect on the ability of such member of the ITT Group to consummate the transactions contemplated by this Agreement.

            Each representation and warranty of each member of the ITT Group is made on the assumption that there are no facts or circumstances particularly applicable to any member of the Rainbow Group or any of their respective Affiliates

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and that no action has been taken by any member of the Rainbow Group or any of such Affiliates that would make such representation or warranty untrue. Any matter set forth in the ITT Group Disclosure Schedule shall be deemed to be disclosed with respect to all representations made herein.

            6. Covenants. (a) Cooperation; Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements pre scribed by law or otherwise, necessary for consummation of the transactions contemplated hereby on the terms provided herein. Each of the parties hereto shall, and shall cause their respective Affiliates to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby and (ii) to promptly obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any other public or private third party which is required to be obtained or made by such party in connection with the transactions contemplated hereby. Each party shall use all reasonable efforts to cause the Voluntary Contribution to occur on the Initial Closing Date or as soon as reasonably practicable thereafter and the Mandatory Contribution to occur as soon as practicable following the exercise by ITT MSG of the Contribution Right.

            (b) Access. Prior to the earlier to occur of the Voluntary Contribution Date and the Mandatory Contribution Date, each member of the Rainbow Group shall, and shall cause SportsChannel New York to, give ITT MSG and its Affiliates, representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of SportsChannel New York; provided, however, that such access does not unreasonably disrupt the

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normal operations of SportsChannel New York or any member of the Rainbow Group.

            (c) Ordinary Conduct. Except as otherwise expressly permitted by the terms of this Agreement, prior to the earlier to occur of the Voluntary Contribution Date or the Mandatory Contribution Date, each member of the Rainbow Group shall cause the business of SportsChannel New York to be conducted in the ordinary course in substantially the same manner as conducted as of December 31, 1996 and (except where the Rainbow Group reasonably determines that it is in the best interests of SportsChannel New York to do otherwise) shall make all reasonable efforts consistent with past practices to preserve relationships with customers, suppliers and others with whom SportsChannel New York deals.

            (d) Tax Matters. (i) If any assets of SportsChannel New York held on the Contribution Date (excluding goodwill in an amount equal to $3,727,712 plus the book value of the "current assets" of SportsChannel New York as determined in accordance with generally accepted accounting principles and adjusted for Federal income tax purposes)) are treated as not subject to depreciation or amortization (hereafter references to "depreciation" shall be deemed to include amortization), or are treated as subject to depreciation with a life in excess of 15 full years, then each member of the Rainbow Group agrees to indemnify each member of the ITT Group, ITT, ITTSC and their respective Affiliates and hold them harmless for any taxes paid by any of them (any such person, the "Taxpayer") (together with any penalties paid to the applicable taxing authority with respect to such amount and increased by interest at the rate provided in
Section 6621(a)(2) of the Code from the original due date of the relevant tax return) that it would not have paid but for the shortfall in depreciation. The indemnity under this Section 6(d) shall be payable whether the loss of the deduction for depreciation increased the amount of tax payable by the Taxpayer for the year or reduced the amount of a refund or credit received by the Taxpayer for the year (or for a carryback year). The indemnity under this
Section 6(d) shall: (A) be computed on an after-tax basis, e.g., a
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$100 shortfall in depreciation would result in an indemnity payment (before addition of interest, assuming no penalties and assuming, for purposes of this example, a 35% Federal income tax rate and an agreed allowance of 5% for state taxes) of $66.67, (B) be subject to a maximum amount of $533,333 with respect to each originating tax year (prorated in the case of partial calendar years), whether resulting in an increase in tax in such year or in a carryback or carryover tax year, and an aggregate maximum over the 15- year (or if shorter, the number of years (or partial years) during which ITT MSG or any Permitted Transferee owns a limited partnership interest in MSG) term of the indemnity obligation of $8 million (or a proportionate amount thereof in the case of a term shorter than 15 years) and (C) not cover any taxes paid with respect to deductions lost as a result of any change of law or any taxes paid other than as a result of the loss of a deduction for depreciation with respect to the assets held by SportsChannel New York on the Contribution Date. With respect to clause
(B) of the immediately preceding sentence, the maximum amounts of $533,333 and $8 million shall be proportionately reduced to the extent that the Taxpayer holds less than a 50% direct or indirect partnership interest in MSG.

            (ii) Any payments to be made hereunder by any member of the Rainbow Group shall be due by wire transfer in immediately available funds, with respect to any tax year being contested, 20 days after the settlement or final resolution of such contest, and, with respect to any tax year not being contested, one day prior to the original due date for the Taxpayer's annual tax return for the year in which the deduction would otherwise have been available. No payment shall be due hereunder earlier than 10 days after the Taxpayer notifies Rainbow of the amount of such payment, such notification to be accompanied by a Certification of an authorized officer of the Taxpayer (the "Certification"). The Certification shall state that the Taxpayer paid Federal income tax (or suffered a reduction in a Federal tax refund or credit) with respect to the shortfall in depreciation and will show the difference between the amount of Federal income tax that the Taxpayer actually paid with respect to the year and the amount that the Taxpayer would have paid had the shortfall in depreciation been allowed as a deduction. The tax on which the amount payable under this Section 6(d) is calculated with respect to any year shall be the amount of Federal income tax shown in the Certification plus an amount equal to 5% of the amount of the shortfall in depreciation for the year. At Rainbow's request, the Taxpayer will provide Rainbow with a statement from a nationally recognized firm of public accountants, reasonably acceptable to Rainbow, that the Certification with respect to Federal income tax is accurate. For this purpose, Rainbow agrees that Arthur Andersen LLP is acceptable to Rainbow.

            (e) Antitrust Notification. If necessary in connection with the transactions contemplated to occur on the Contribution Date, each member of the Rainbow Group and ITT MSG covenants and agrees to, as promptly as practicable, file or cause to be filed with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated hereby to occur on the Contribution Date and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each member of the Rainbow Group and ITT MSG shall furnish to each other such necessary information and reasonable assistance as the others may reasonably request in connection with the preparation of any filing or submission pursuant to this Section 6(e). Each member of the Rainbow Group and ITT MSG shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each member of the Rainbow Group and ITT MSG shall use all reasonable efforts to obtain any necessary clearance required under the HSR Act for the transactions contemplated hereby; provided that MSG shall be solely responsible for any filing fees payable under the HSR Act.

            7. Conditions to Contribution. (a) Conditions to the Obligations of the Rainbow Group. The right of each member of the Rainbow Group to consummate the transactions contemplated to occur on the Contribution Date is subject to the satisfaction (or waiver by Rainbow) as of the Contribution Date of the following conditions:

            (i) The parties shall have received all authorizations, consents, orders and approvals of all Governmental Entities required in order to consummate the transactions contemplated hereby to occur on the Contribution Date. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in force and have the effect of (A) preventing the consummation of the transactions contemplated hereby to occur or (B) prohibiting or materially limiting the ownership or operation by MSG of, or compelling MSG to dispose of or hold separate, any material portion of the business or assets of SportsChannel New York as a result of the transactions contemplated to occur on the Contribution Date.

            (ii) There shall not be pending or threatened by any Governmental Entity any Action (or by any other person any Action which has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit consummation of the transactions contemplated hereby to occur on the Contribution Date, (B) seeking to prohibit or materially limit the ownership or operation by MSG of any material portion of the business or assets of SportsChannel New York or to compel MSG to dispose of or hold separate any material portion of the business or assets of SportsChannel New York or (C) seeking to obtain from any member of the Rainbow Group or MSG or any of their Subsidiaries or Affiliates in connection with such transactions any damages that are material in relation to the investment that the Rainbow Group collectively will have in MSG immediately before such transactions, in each case, as a result of the transactions contemplated hereby to occur on the Contribution Date; provided, however, that this condition shall be deemed to be waived by each member of the Rainbow Group as to any Action (except for any Action by any Governmental Entity) if the sole potential impact of such Action would be a judgment for money damages and the ITT Group provides to each member of the Rainbow Group and their respective Affiliates complete indemnification in form and substance reasonably satisfactory to Rainbow with respect to any such Action.

            (iii) With respect to the Voluntary Contribution Date only, the Initial Closing under the Transfer Agreement shall have occurred or be occurring simultaneously.

            (b) Conditions to the Consent of the ITT Group. The consent of the ITT Group to the valuation of the contribution of SportsChannel New York at $170 million is subject to the satisfaction (or waiver by ITT MSG) as of the time of the Contribution Date of the following conditions:

            (i) The ITT Group shall have received an opinion dated the Contribution Date of the general counsel of Cablevision or an officer responsible for legal affairs of the parent of RGC or GHC reasonably satisfactory to ITT MSG as to the matters set forth in Section 4(a) in form and substance reasonably satisfactory to ITT MSG.

            (ii) The parties shall have received all authorizations, consents, orders and approvals of all Governmental Entities required in order to consummate the transactions contemplated hereby to occur on the Contribution Date. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in force and have the effect of preventing the consummation of the transactions contemplated hereby to occur on the Contribution Date.

            (iii) There shall not be pending or threatened by any Governmental Entity any Action (or by any other person any Action which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit consummation of the transactions contemplated hereby to occur on the Contribution Date or seeking to obtain from any member of the ITT Group or any of its Subsidiaries or Affiliates in connection with such transactions any damages that are material in relation to the investment that ITT MSG is expected to have in MSG immediately before the Initial Closing.

            (iv) With respect to the Voluntary Contributon Date only, the Initial Closing under the Transfer Agreement shall have occurred or be occurring simultaneously.

            (c) Frustration of Closing Conditions. No member of the Rainbow Group, on the one hand, and no member of the ITT Group, on the other hand, may rely on the failure of any condition set forth in Section 7(a) or 7(b), respectively, to be satisfied if such failure was caused by its or its Affiliate's failure to act in good faith or to cooperate and use all reasonable efforts to cause the Contribution to occur.

            8. Miscellaneous. (a) Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by any of the parties hereto without the prior written consent of each other party. Notwithstanding the foregoing sentence, ITTE and ITT MSG shall each be entitled to assign all its rights and obligations hereunder to any majority owned Subsidiary or Subsidiaries of ITT or of ITT Sheraton Corporation ("ITTSC"), or any direct or indirect parent of ITTE or ITT MSG, if such Subsidiary or Subsidiaries or such parent agrees in writing to be bound by all of the provisions of this Agreement as if such Subsidiary or Subsidiaries or such parent were ITTE or ITT MSG, as the case may be, and upon such assignment the assignee shall be forever discharged and released from any liability or further obligation under this Agreement. Any attempted assignment in violation of this Section 8(a) shall be void.

            (b) Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time:

            (i) prior to the Contribution Date by the mutual written consent of ITT MSG and Rainbow; and

            (ii) by any party if the Initial Closing has occurred and the Voluntary Contribution does not occur within 90 days following the Initial Closing Date.

            (c) No Third-Party Beneficiaries. This Agreement shall be binding on the parties hereto and their successors and permitted assigns. Except as set forth in Section 6(d), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

            (d) Representations and Warranties; Valuation Condition. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Contribution Date. In the event that the Valuation Condition has not been met as of the Contribution Date and (x) the parties have proceeded hereunder as if such Valuation Condition had been met or
(y) the Rainbow Group elects to consummate the Voluntary Contribution notwithstanding that such Valuation Condition has not been met, (i) ITT MSG shall be entitled to cause SportsChannel New York to be revalued by a Selected Investment Banking Firm and all necessary adjustments to the capital contributions and partnership interests in MSG, including all rights to profits and losses, shall be made accordingly and (ii) ITT MSG shall not be entitled to breach of contract damages under this Agreement; provided, however, in the case of clause (x) above, the Rainbow Group shall have 90 days following the discovery of the failure of the Valuation Condition to be met to cure such failure.

            (e) Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

            (f) Attorney Fees. If any party to this Agreement shall breach any provision of this Agreement (a "breaching party"), such breaching party shall, on demand, indemnify and hold harmless the other parties and their respective Affiliates for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party or such Affiliates by reason of the enforcement and protection of its rights under this Agreement in respect of such breach. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

            (g) Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against which it is enforced.

            (h) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the second business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, as follows:

            (i) if to any member of the Rainbow Group,

                Cablevision Systems Corporation
                One Media Crossways
                Woodbury, New York 11797

                Telefacsimile: (516) 496-1780
                Attention: Robert S. Lemle, Esq.
                           and Hank Ratner

            with a copy to:

                Sullivan & Cromwell
                125 Broad Street
                New York, New York 10004

                Telefacsimile: (212) 558-3588
                Attention:  John P. Mead, Esq.; and

            (ii) if to ITTE or ITT MSG,

                 ITT Corporation
                 1330 Avenue of the Americas
                 New York, New York 10019-5490

                 Telefacsimile: (212) 258-1463
                 Attention: Patrick L. Donnelly, Esq.

            with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York 10019

                  Telefacsimile: (212) 474-3700
                  Attention: George W. Bilicic, Jr.

            (i) Interpretation; Appendixes and Schedules. The headings contained in this Agreement, in any Appendix or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Appendixes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Appendix but not otherwise defined therein, shall have the meaning given to such term by this Agreement.

            (j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

            (k) Entire Agreement. This Agreement shall contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Nothing in this Agreement shall have any effect whatsoever on the rights and obligations of the parties hereto or their Affiliates that may have accrued prior to the closing under any agreement between them or any of their Affiliates or be given any effect in the interpretation of any such agreement.

            (l) Brokers' or Finders' Fees. Each party hereto hereby represents and warrants that no brokers or finders have acted for such party in connection with this Agreement or the transactions contemplated hereby and that no brokerage fee, finder's fee or commission is or will become payable in respect thereof and agrees to indemnify the other parties against any claim for any such fee or commission based on such party's actions or alleged actions.

            (m) Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

            (n) Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, covenants, conditions and provisions of this Agreement, the party or parties who are or are to be thereby adversely affected, in addition to any and all other rights and remedies at law or in equity, shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, that the adversely affected party or parties shall be entitled to obtain specific performance and injunctive relief without the necessity of proving irreparable injury or posting bond or other security, and that any defense in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

            (o) Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8(o). Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(p) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                           RAINBOW MEDIA HOLDINGS, INC.,

                                           by /s/ MARC LUSTGARTEN
                                              ---------------------------------
                                              Name:  Marc Lustgarten
                                              Title: Vice Chairman


                                           GARDEN L.P. HOLDING, CORP.,

                                           by /s/ MARC LUSTGARTEN
                                              ---------------------------------
                                              Name:  Marc Lustgarten
                                              Title: Vice Chairman


                                           RAINBOW GARDEN CORP.,

                                           by /s/ MARC LUSTGARTEN
                                              ---------------------------------
                                              Name:  Marc Lustgarten
                                              Title: Vice Chairman


                                           SPORTSCHANNEL NEW YORK HOLDING
                                           PARTNERSHIP,

                                           by Rainbow Media Holdings, Inc.,
                                              as general partner,

                                           by /s/ MARC LUSTGARTEN
                                              ---------------------------------
                                              Name:  Marc Lustgarten
                                              Title: Vice Chairman

                                           SPORTSCHANNEL ASSOCIATES HOLDING
                                           CORPORATION,

                                           by /s/ MARC LUSTGARTEN
                                              ---------------------------------
                                              Name:  Marc Lustgarten
                                              Title: Vice Chairman


                                           MSG EDEN CORPORATION,

                                           by /s/ KENNETH W. MUNOZ
                                              ---------------------------------
                                              Name:  Kenneth W. Munoz
                                              Title: Executive Vice
                                                     President


                                           ITT MSG INC.,

                                           by /s/ RICHARD S. WARD
                                              ---------------------------------
                                              Name:  Richard S. Ward
                                              Title: President


                                           ITT EDEN CORPORATION,

                                           by /s/ RICHARD S. WARD
                                              ---------------------------------
                                              Name:  Richard S. Ward
                                              Title: President


                                           MADISON SQUARE GARDEN, L.P.,

                                           by MSG Eden Corporation, as
                                              general partner

                                            by /s/ KENNETH W. MUNOZ
                                              ---------------------------------
                                               Name:  Kenneth W. Munoz
                                               Title: Executive Vice
                                                      President